VAALCO ENERGY PROVIDES OPERATIONAL UPDATE

HOUSTON – November 28, 2017 – VAALCO Energy, Inc. (NYSE: EGY) today announced that the workover operations for the South Tchibala 2-H and the South Tchibala 1-HB wells were completed, and the entire operation was conducted safely and efficiently with no injuries or environmental incidents.  However, on November 24, the electrical submersible pump (ESP) in a different well on the same platform, the Avouma 2-H well failed, resulting in that well being temporarily shut-in.  The well was producing approximately 1,925 barrels of oil per day (BOPD) gross, or 520 net to the Company, prior to being shut-in.

As previously announced, the ESP systems failed in both the South Tchibala 2-H and the South Tchibala 1-HB wells on the Avouma Platform. Following completion of workover operations on the South Tchibala 1-HB, which was restored at a rate of 1,100 BOPD gross, or 300 BOPD net to VAALCO, workover operations on the South Tchibala 2-H were completed and that well is currently producing at a stabilized rate of about 1,225 BOPD gross, or 330 BOPD net to VAALCO.  With the addition of the two recent workover wells, and taking into account the suspension of production from the Avouma 2-H well, total Company net production is currently averaging approximately 3,950 BOPD.

Cary Bounds, VAALCO’s Chief Executive Officer commented: “Following the successful workover of the South Tchibala 1-HB well, we are pleased to have also restored production from the South Tchibala 2-H well, with a slightly higher combined production rate from the two wells than when they went offline. Unfortunately, we experienced another failure this past week, but we expect to mobilize a hydraulic workover unit in the first quarter of 2018 to repair the ESP and return the well to production. These workover projects to repair ESP failures, utilizing a lower cost hydraulic workover unit, pay out in approximately two months. While we still expect our full year production to come in within previous guidance of 4,100 to 4,200 BOPD, with our production currently averaging approximately 3,950 BOPD, we now expect our fourth quarter production to be near our current rate. We will continue to demonstrate our ability to safely, successfully and economically conduct well interventions and restore production.”

About VAALCO

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the acquisition, development and production of crude oil. The Company's properties and acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

Investor Contact

Phil Patman 713-623-0801